Exhibit 99.1

ATLANTICUS HOLDINGS CORPORATION CLOSES $100 MILLION REVOLVING CREDIT FACILITY WITH CREDIT SUISSE TO SUPPORT THE FORTIVA® BRAND

ATLANTA, GA, June 13, 2018 -- Atlanticus Holdings Corporation (NASDAQ: ATLC) (“Atlanticus”, “we”, “our” or “us”), a technology enabled consumer finance company, today announced the closing of a $100 million asset-backed, revolving credit facility with Credit Suisse, a leading financial services provider. The new facility allows for a total of $190 million in committed debt capital (when combined with existing facilities) to fund our investments in Fortiva® branded general-purpose credit card receivables.

The revolving credit facility follows the closing of our previous $90 million revolving credit facility with TowerBrook Capital Partners L.P. (“TowerBrook”), a transatlantic investment management firm, provided by TowerBrook's Structured Opportunities Fund. Both facilities established a program under which we sell certain credit card receivables acquired by us to a consolidated trust in exchange for notes issued by the trust. The notes are secured by the receivables and other assets of the trust.

“This new credit facility provides us with the additional capacity to continue our growth as we work to enable financial institutions to empower millions of financially underserved Americans,” said Jeff Howard, President, Atlanticus Holdings Corporation.

About Atlanticus Holdings Corporation
Founded in 1996, our businesses, including the Fortiva® branded products, utilize proprietary analytics and a flexible technology platform to enable financial institutions to provide various credit and related financial services and products to the financially underserved consumer credit market. We apply the experience gained and infrastructure built from servicing over 17 million customers and $25 billion in consumer loans over our 22-year operating history to support lenders that originate a range of consumer loan products. These products include retail credit, personal loans, and credit cards marketed through our omni-channel platform which includes, retail point-of-sale, direct mail solicitation, Internet-based marketing and partnerships with third parties.
About TowerBrook Capital Partners
TowerBrook Capital Partners L.P. is a transatlantic investment management firm headquartered in New York and London that has in excess of $7.0 billion in assets under management. It is an entrepreneurial firm that invests across industries, and it is focused on partnering with talented management teams to build industry leading franchises. TowerBrook invests in buyouts and other control-oriented investments out of its private equity funds and in minority preferred equity positions and other non-control or structured investments out of its structured opportunities funds. For more information, visit www.towerbrook.com.

Forward-Looking Statements
This press release contains forward-looking statements that are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements, among other things, concerning growth and funding strategies.  Although Atlanticus believes that the expectations reflected in such forward-looking statements are reasonable, such statements involve risks and uncertainties and you should not place undue reliance on such statements. Actual results may differ materially from those expressed or implied in such statements. Important factors that could cause actual results to differ materially from these expectations include, among other things, the timing and financing of originations; and other risk factors detailed from time to time in Atlanticus’ reports filed with the Securities and Exchange Commission. The forward-looking statements contained herein speak only as of the date of this press release. Atlanticus undertakes no obligation to update or revise any forward-looking statement, except as may be required by law.